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                                                                    Exhibit 10.3


                                  BILL OF SALE

This Bill of Sale (the "Agreement or "bill of Sale") for the sale of the below referenced Asset(s) listed on Attachment A ("Asset(s)") from Personify, Inc. ("Personify") to Accrue Software, Inc. ("Accrue") contains the entire understanding of the parties with respect to such Assets.

            Asset(s)/Description                            Purchase Price

            See Attachment A                                $60,000.00


      The parties understand and agree that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the above referenced Asset(s) is purchased in "as is" and "where is" condition. Packaging, shipping and import/export compliance is the sole responsibility of Accrue. No representations or warranties are made or extended regarding the Asset(s), except that: (i) Personify owns all right, title and interest in, under and to the Asset(s), and has good and lawful right to sell the Asset(s) and that all right, title and interest in, under and to the Asset(s) are hereby vested in Accrue, free and clear of any and all liens, security interests, claims, pledges, encumbrances and rights of others of any nature whatsoever ("Liens"), (ii) to the best of its knowledge, Personify hereby warrants that the Asset(s) do not infringe, or constitute a misappropriation of any third party intellectual property, and no claim is pending or threatened asserting that the Asset(s) conflict with or infringe, or constitute a misappropriation of the intellectual property rights of any third party. Accrue has been informed and acknowledged the use of 3rd party software in connection with the Assets, and understands that consents of, or new licenses by, those licensors are Accrue's responsibility; and (iii) Personify has taken reasonable steps to protect and maintain the confidentiality of its intellectual property, and the Asset(s). The Third Party Licenses are set forth in Schedule 1 attached hereto; however Personify makes no representation that this is a complete list of such licenses.

      Furthermore, the full source and object code of the software modules and components set forth in Attachment A, together with all improvements, additions or modifications thereto, and derivative works thereof, and all documentation relating thereto and all United States and foreign patents, patent applications, patent licenses, trademarks, copyrights and copyright registrations (and applications therefor), patentable and nonpatentable and copyrighted and copyrightable inventions, trade secrets, processes, designs, know-how and formulae owned by Personify and used in connection with the software modules and components described above including (but not limited to) those items set forth in Attachment A, and all files, technical information, notes, Personify's confidential information, and other proprietary information owned by and used by Personify in connection with the Asset(s) has been sold, assigned, transferred and delivered to Accrue.

      Personify represents that, in its opinion and to the best of its knowledge, the consideration provided by Accrue for the Asset(s) (i) is fair and reasonable, (ii) was the highest and best offer for the Asset(s) after competitive bidding at an open auction for the Asset(s) and (iii) will provide greater consideration for the Asset(s) than would be provided by any other practically available alternative. Personify is not entering into this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect.

      To the best of Personify's knowledge without any further obligation of investigation: (i) the execution and delivery of this Agreement (and all other agreements and instruments contemplated under this Agreement) by Personify, the performance by Personify of its obligations hereunder and thereunder, and the consummation by Personify of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors and stockholders of Personify, and no other act or proceeding on the part of or on behalf of Personify or its stockholders is necessary to
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      approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Personify of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby; (ii) the signatory officers of Personify have the power and authority to execute and deliver this Agreement to consummate the transactions hereby contemplated and to take all other actions required to be taken by Personify pursuant to the provisions hereof; and (iii) this Agreement has been duly and validly executed and delivered by Personify and constitutes, and the other agreements and instruments to be executed and delivered by Personify pursuant hereto, upon their execution and delivery by Personify, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Buyer), legal, valid and binding agreements of Personify, enforceable against Personify in accordance with their respective terms.

      To the best of Personify's knowledge, without any further obligation of investigation: (i) neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Personify, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Personify is a party or by which Personify or any of the Assets may be bound, (except third party software licenses and source code escrow agreements) or (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Personify or by which any properties or assets of Personify may be bound;
      (ii) there are no claims, actions, suits, inquiries, proceedings, or investigations against Personify, or any of its officers, directors or stockholders, relating to the Assets or Personify's employees which are currently pending or threatened, at law or in equity or before or by any Governmental Entity, or which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, nor is Personify aware of any basis for such claims, actions, suits, inquiries, proceedings, or investigations; (iii) Personify is not aware of any facts pertaining to the Assets which affect the Business or the Assets in a materially adverse manner or which will in the future affect the Business or the Assets in a materially adverse manner; and (iv) neither this Agreement nor any other agreement, exhibit, schedule or officer's certificate being entered into or delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained in such document not misleading.

      Accrue hereby accepts the sale, transfer, conveyance and assignment of the above referenced Asset(s). Personify agrees to take any and all actions and to assist and cooperate with Accrue, in doing all things necessary, proper or advisable, or as reasonably requested by Accrue, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Bill of Sale, provided, however, that Accrue shall be responsible for payment of all reasonable out-of-pocket expenses, including consultant and professional fees, and shall draft any and all documents, in connection with any request by Accrue with respect to the foregoing.

      This Agreement is executed and delivered in, and shall be construed and enforced in accordance with the domestic laws of the State of California, and shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties to this Agreement. Personify hereby covenants and agrees to warrant and defend the title to the above-described Assets hereby conveyed, against the just and lawful claims and demands of all persons whomsoever.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      The terms of this Agreement may only be modified by a written agreement duly signed by persons authorized to sign agreements on behalf of the parties hereto.
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      Accrue shall be responsible for any sales tax relating to this transaction, if any. Personify will make all reasonable efforts to transfer all software and source code referenced to in this Agreement electronically.

      Accrue shall, as soon as practicable, but in no event more than 30 days after the date hereof, arrange for the shipment and transfer of the Asset(s) into its possession.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Bill of Sale on this __ day of October, 2002.

ACCRUE SOFTWARE, INC.

/s/ Jonathan D. Becher
____________________________
By:   Jonathan D. Becher
Its:  Chief Executive Officer


PERSONIFY, INC.

/s/ Richard Couch
____________________________
Company Name:
By:
Its:
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                                  ATTACHMENT A


1.    SOURCE CODE

      Source code and complete instructions for setting up the build environment and building the product software are included for each of the following product versions. The instructions will enable you to recreate the product installation package that was included on the release CD. The full contents of each release CD are also provided for completeness. The release CDs include the product installation package plus additional 3rd party software required to use the product (e.g. JDK, Perl, etc.).

      PLEASE NOTE: THIS IS AN "AS-IS" SALE, EXCEPT AS SET FORTH IN THE AGREEMENT AND ALL THIRD PARTY LICENSES WILL HAVE TO BE REVIEWED AND POTENTIALLY RE-NEGOTIATED BY THE SUCCESSFUL PURCHASER OF THE IP.

      1.1.  PERSONIFY CI

            - Personify CI 1.1.1 (released 7/2/2001) - This is the last released version of Personify CI with support for Oracle databases, but not SQL Server databases. It includes support for Oracle databases only.

            - Service Pack 1 for Personify CI 1.1.1 (released 12/4/2001) - This is a required maintenance package for the CI 1.1.1 release. It is installed on top of a CI 1.1.1 installation.

            - Personify CI 1.2 (released 2/28/2002) - This is the last released version of Personify CI with support for SQL Server 2000 databases, but not Oracle databases. It includes support for SQL Server 2000 databases only.

            - Personify CI 2.0 (unreleased) - This is the latest version of the Personify CI code base and was not released to customers. The biggest enhancements in the 2.0 release is 1) a substantially improved capability for extracting visitor profiles out of the system, and 2) unified support for both Oracle and SQL Server databases. All feature development and unit testing have been completed for this release, but functional and system testing have not been completed.

      1.2.  PERSONIFY SITE ANALYTICS

            - Site Analytics 1.0.1 (released 8/10/2001) - This is the last released version of Site Analytics with support for Oracle databases, but not SQL Server databases. It includes support for Oracle databases only. This version of Site Analytics requires that Personify CI 1.1.1 be installed.

            - Service Pack 1 for Site Analytics 1.0.1 (released 12/4/2001) - This is a required maintenance package for the Site Analytics
                  1.0.1 release. It is installed on top of a Site Analytics
                  1.0.1 installation and also requires that Service Pack 1 for CI 1.1.1 be installed.
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            -     Site Analytics 1.2 (released 2/28/2002) - This is the last released version of Site Analytics with support for SQL Server databases, but not Oracle databases. It includes support for SQL Server 2000 databases only. This version of Site Analytics requires that Personify CI 1.2 is installed.

            - Site Analytics 2.0 (unreleased) - This is the latest version of the Site Analytics code base and was not released to customers. There were only minor changes since the 1.2 release, but the version number was increased to stay consistent with the CI numbering. All feature development and unit testing have been completed for this release, but functional and system testing have not been completed.

      1.3.  PERSONIFY ESSENTIALS

            - Personify Essentials 2.5 - Personify Essentials is the predecessor product to Personify CI. It contains a subset of the functionality of Personify CI, is less scalable and is built around a more proprietary architecture. A number of customers chose to remain on this platform to avoid the additional hardware cost and effort of upgrading to Personify CI.

            - Proactive for Profile Exchange - This is an add-on product for Personify Essentials that enables you to extract profiles out of the system.

            - Proactive for Email - This is an add-on product for Personify Essentials that is similar to Profile Exchange, but tailored specifically for publishing profiles for email targeting.

            - Accelerators - These are add-on modules for Personify Essentials that provide additional reporting capabilities.

      1.4.  CONSTRUCTA

            - Constructa is a product that allows you to automatically generate a data warehouse database schema based on metadata that is defined using the products graphical user interface. Personify acquired the rights to this software when it acquired Anubis, but it was never marketed or sold under the Personify name.

2.    PRODUCT DOCUMENTATION

- Source files for the product documentation of each product version mentioned in the Source Code section above. All of the source files are in FrameMaker format, except for Constructa, which is in Microsoft Word format.

- Final documentation files in PDF format are also provided for each of the released products.

3.    ALL PATENT AND TRADEMARK APPLICATIONS

-     Lists to be provided.
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4.    PRODUCT DEVELOPMENT & QUALITY ASSURANCE RESOURCES

      4.1.  PRODUCT MANAGEMENT DOCUMENTATION

            - Product Requirements Documents are provided where available. Not all product releases have complete Product Requirements Documents.

            - Tracking spreadsheet with all Personify CI and Site Analytics enhancement requests. This is a detailed record of enhancement requests, with information about when the enhancement was requested, who requested it, and any supporting detail.

            - Some initial requirements were defined for a Personify CI 3.0 release. The 3.0 release was planned to include major innovations in the product's analysis and reporting functionality. Whatever documentation was produced in planning this release is included.

      4.2.  DEVELOPER DOCUMENTATION AND RESOURCES

            - Engineering Technical Specifications - These are detailed technical documents on the engineering design of Personify CI and Site Analytics. Numerous documents exist, but some areas are covered more thoroughly than others.

            - "Check-in" notes for all developer changes - This provides a historical record of changes made to the code base since August 2000. This is provided as a Microsoft Outlook mail archive.

            - Photoshop master files for color schemes, graphics, and icons used in the product.

      4.3.  QUALITY ASSURANCE DOCUMENTATION AND RESOURCES

            - QA Test Plans and Test Cases - These are documents that describe high-level test plans and detailed test cases used for testing Personify CI and Site Analytics.

            - QA Test Data - These are data sets that go along with the test cases and are used for testing specific product functionality.

            - A Linux server containing a customized Bugzilla database with all outstanding bugs/issues logged against all released versions of Personify CI and Site Analytics, and against the
                  2.0 release that was in development. The bug database is very well organized, categorized, up-to-date, and easy-to-use.

5.    PROFESSIONAL SERVICES DEPLOYMENT METHODOLOGY

- Hardware Calculator Spreadsheet - This is a sophisticated spreadsheet model that enables you to estimate hardware requirements for Personify CI and Site Analytics based on customer data requirements.

- A set of templates and best practices used for planning and executing a Design for Measurability engagement. A Design for Measurability engagement involves
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      analyzing a customer's web site management practices and making recommendations to enable more effective use of Personify's analysis capabilities.

- A set of tools, templates, and best practices used for planning and executing a Personify CI deployment engagement.

6.    EDUCATIONAL MATERIALS

- PowerPoint presentation slides used when training customers on Personify CI and Site Analytics.

7.    WHITE PAPERS

- A number of whitepapers covering a variety of topics about Personify's products and technology. Topics covered include:

            o     10 Challenges for a Behavior Profile Platform
            o     Behavioral OLAP
            o     Personify CI Architecture
            o Personify CI Customer Guide - an overview of the deployment methodology
            o     Personify CI's Privacy Features
            o     An explanation of the Discovered Segmentation algorithm
            o     Managing large Personify databases

8.    MARKETING MATERIALS

-     Source files for the following marketing documents:

            o     Personify CI Data Sheet
            o     Site Analytics Data Sheet
            o Profile Direct Data Sheet (Profile Direct is the name used for the extraction functionality of Personify CI. It was once marketed as a separate product, but is now part of Personify CI.)
            o     A number of customer case studies

9.    SALES MATERIALS

- Question responses and other supporting materials used for responding to RFPs

-     A variety of PowerPoint sales presentations

-     A historical record of sales leads

10.   PERSONIFY CUSTOMERS

- Personify's historical customer list and any and all information relating thereto, including current customers:

            American Century
            Bose Corporation
            Continental Airlines
            Genealogy.com (a division of A&E Television Networks)
            Marcel Dekkar
            Neiman Marcus
            The New York Times Digital
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            Volkswagen of America

- Account plans for a number of customers - Account plans identify customer business goals and plans as they relate to the use of Personify products.

11.   PERSONIFY EMPLOYEES

- We have compiled a list of key Personify employees with job titles - who have expressed potential interest in working with the purchaser of the Intellectual Property, and who have granted permission to have their contact details provided to the successful purchaser on completion of the deal.

12.   LEGAL AND CONTRACT DOCUMENTATION

- Personify's latest contracts and templates, which have been tailored to the Personify CI product, with the associated add-ons (Site Analytics, Profile Direct). The Personify CI contracts can be used as discrete agreements:

            o Software License Agreement (with Exhibit defining Maintenance and Support Services)
            o     Implementation Services Agreement
            o Application Administration Outsourcing Services Agreement (used when customer wants servers to reside at another hosting facility, and software vendor will provide defined application administration services)
            o Evaluation/Demonstration Licenses defining limited 'non-commercial' use of these software products

- Physical copies of historical contracts and licenses, along with all Third Party Licenses.

PLEASE NOTE THIS SECTION REFERS TO DOCUMENTATION ONLY AND NOTHING HEREIN SHALL PROVIDE THAT PERSONIFY IS ASSIGNING ITS EXISTING CUSTOMER CONTRACTS TO ACCRUE. ALSO NOTE THIS IS AN "AS-IS" SALE EXCEPT AS SET FORTH IN THE AGREEMENT, AND ALL THIRD PARTY LICENSES WILL HAVE TO BE REVIEWED AND POTENTIALLY RE-NEGOTIATED BY ACCRUE.

13.   ASSOCIATED HARDWARE & FIXED ASSETS

MISCELLANEOUS DEVELOPMENT SOFTWARE SERVER

Hardware: Dell Power Edge 1300, Win NT 4.0 Enterprise Server, PIII 500MHz, 0.5GB RAM, 10 GB Hard Disk

Purpose: Repository of general/miscellaneous development software used for the development of Personify CI and Personify Essentials Server. Hosts the Personify Essentials Server SourceSafe source control database and archive. This server contains miscellaneous software used in the development of Personify software. It also contains quality assurance test cases and automated test data.

SOURCE CONTROL SERVER

Hardware: Compaq Proliant 1850R, Linux, Dual PIII 600 MHz, 0.5 GB RAM, 4 x 18 GB INT Hard Disk

Purpose: Hosts the Perforce source control database and archive used for the development of Personify CI. Hosts the Perforce server software which each the Perforce client connects to for access to the source archive.
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SOFTWARE DEFECT AND ENHANCEMENT SERVER

Hardware: Dell OptiPlex GX-110 Tower, Linux OS, PIII 500MHz, 0.5 GB RAM, 15-20 MB Hard Disk

Purpose: Hosts the Bugzilla software defect and enhancement tracking software -- Apache and SQL servers. This server hosts Personify's bug tracking server and controls updates to the database. The interface to the bug database is browser based and this server also runs the web server.

PERSONIFY INTRANET SERVER

Hardware: Dell Power Edge 2450, Win 2000 Server, Dual PIII 600 MHz, 1 GB RAM, 4 x 18 GB Hard Disk

Purpose: Hosts the Personify Intranet. The Personify Intranet is used to store and serve many documents related to the development of Personify's software. It contains marketing and technical requirement specifications, software design specifications, software schedules, software status reports and progress tracking documents, documents related to development process, and documents related to development standards.